                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

           Filed by the Registrant /X/
           Filed by a Party other than the Registrant / /
           Check the appropriate box:
/ /        Preliminary Proxy Statement
/X/        Definitive Proxy Statement

/ /        Definitive Additional Materials
/ /        Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12
/ /        Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

Gulfstream Aerospace Corporation
                              (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

           Payment of Filing Fee (Check the appropriate box):
/X/        No fee required
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i) and 0-11:

           1)  Title of each class of securities to which transaction applies:
           2)  Aggregate number of securities to which transaction applies:
           3)  Per unit price or other underlying transaction computed pursuant to Exchange Act
               Rule 0-11:
           4)  Proposed maximum aggregate value of transaction:
           5)  Total fee paid:

/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2)
           and identify the filing for which the offsetting was paid previously. Identify the previous filing by registration statement number, or the Form of Schedule and the date of its filing:

           1)  Amount Previously Paid:
           2)  Form, Schedule or Registration Statement No.:
           3)  Filing Party:
           4)  Date Filed:

                                   [LOGO]

                                                                  March 25, 1998

Dear Fellow Stockholder:

    You are cordially invited to attend the 1998 Annual Meeting of Stockholders of Gulfstream Aerospace Corporation, to be held on Thursday, May 14, 1998, at 9:30 a.m., local time, at the Iridium Room, located on the lower lobby level of the St. Regis Hotel, Two East 55th Street (at Fifth Avenue), New York, New York 10022.

    At the meeting, we will review Gulfstream's activities over the past year, as well as the outlook for 1998. The Secretary's formal notice of the meeting and the Proxy Statement appear on the following pages and describe the matters to be acted upon at the meeting.

    We hope that you will be able to attend the meeting in person. However, whether or not you plan to be present, please sign and return your proxy as soon as possible so that your vote will be counted.

                                          Sincerely,

                                                  [SIGNATURE]

                                          THEODORE J. FORSTMANN
                                          CHAIRMAN OF THE BOARD

                                     [LOGO]

                        GULFSTREAM AEROSPACE CORPORATION

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            ------------------------

    The 1998 Annual Meeting of Stockholders of Gulfstream Aerospace Corporation, a Delaware corporation (the "Company"), will be held at the Iridium Room, located on the lower lobby level of the St. Regis Hotel, Two East 55th Street (at Fifth Avenue), New York, New York 10022 on Thursday, May 14, 1998, at 9:30 a.m., local time, for the following purposes:

        1. To elect seven Class II directors for terms ending at the 2001 Annual Meeting of Stockholders;

        2. To ratify the appointment by the Board of Directors of Deloitte & Touche LLP, independent public accountants, as independent auditors for the Company for the fiscal year ending December 31, 1998; and

        3. To transact such other business as may properly come before the meeting.

    Stockholders of record as of the close of business on March 20, 1998 will be entitled to vote at the meeting.

    Whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy card and promptly return it in the accompanying envelope, which requires no postage if mailed in the United States. You may revoke your proxy at any time before it is voted by delivery to the Company of a subsequently executed proxy or a written notice of revocation or by voting in person at the meeting.

                                          By order of the Board of Directors,

                                                 [SIGNATURE]

                                          Chris A. Davis
                                          Secretary

March 25, 1998

                        GULFSTREAM AEROSPACE CORPORATION
                              500 GULFSTREAM ROAD
                            SAVANNAH, GEORGIA 31408

                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 14, 1998

                            ------------------------

    This proxy statement is furnished to stockholders of Gulfstream Aerospace Corporation, a Delaware corporation ("Gulfstream" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board" or "Board of Directors") for use at the 1998 Annual Meeting of Stockholders to be held at 9:30 a.m., local time, on Thursday, May 14, 1998, at the Iridium Room, located on the lower lobby level of the St. Regis Hotel, Two East 55th Street (at Fifth Avenue), New York, New York 10022, and any adjournments thereof.

    Stockholders of record as of the close of business on March 20, 1998 will be entitled to vote at the meeting or any adjournments thereof. As of the record date, March 20, 1998, the Company had outstanding 72,667,265 shares of Common Stock, par value $.01 per share ("Common Stock"), each entitled to one vote on all matters to be voted upon. This proxy statement, the accompanying form of proxy and the Company's annual report to stockholders for the fiscal year ended December 31, 1997 are being mailed on or about March 30, 1998 to each stockholder entitled to vote at the meeting.

                        VOTING AND REVOCATION OF PROXIES

VOTING

    If the enclosed proxy is executed and returned in time and not revoked, all shares represented by the proxy will be voted. Each proxy will be voted in accordance with the stockholder's instructions. If no instructions are specified, signed proxies will be voted FOR the election of each person nominated for election as a director and FOR the ratification of the appointment by the Board of Directors of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending December 31, 1998.

    The holders of a majority of the shares of Common Stock entitled to vote at the meeting, present in person or by proxy, constitutes a quorum. If a quorum is present, the affirmative vote of the holders of a plurality of the votes cast at the meeting will be required for the election of directors; and the affirmative vote of holders of a majority of the shares present in person or by proxy at the meeting and entitled to vote thereon will be required to act on all other matters to come before the meeting, including the ratification of the appointment by the Board of Directors of Deloitte & Touche LLP as independent auditors for the Company. An automated system administered by the Company's transfer agent tabulates the votes. For purposes of determining the number of votes cast with respect to any voting matter, only those cast "for" or "against" are included; abstentions and broker non-votes are excluded. Accordingly, with respect to the election of directors, abstentions and broker non-votes will have no effect on the outcome. For purposes of determining whether the affirmative vote of a majority of the shares present at the meeting and entitled to vote has been obtained, abstentions will be included in, and broker non-votes will be excluded from, the number of shares present and entitled to vote. Accordingly, with respect to any matter other than the election of directors, abstentions will have the effect of a vote "against" the matter and broker non-votes will have the effect of reducing the number of affirmative votes required to achieve the majority vote.

REVOCATION

    A stockholder giving a proxy may revoke it at any time before it is voted by delivery to the Company's Secretary of a subsequently executed proxy or a written notice of revocation. In addition, returning your completed proxy will not prevent you from voting in person at the meeting should you be present and wish to do so.

                             ELECTION OF DIRECTORS

    The Board of Directors consists of 22 directors divided into three classes:
7 Class I directors, 7 Class II directors and 8 Class III directors. Directors hold office for staggered terms of three years and until their successors have been duly elected and qualified. One of the three classes will be elected each year at the Annual Meeting of Stockholders to succeed the directors whose terms are ending.

    Seven directors in Class II are to be elected at the 1998 Annual Meeting and proxies cannot be voted for more than seven nominees. The directors so elected will hold office as directors until the 2001 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified. The directors in Class III and Class I are serving terms ending at the Annual Meeting of Stockholders in 1999 and 2000, respectively.

    Information concerning nominees for election to terms ending at the 2001 Annual Meeting of Stockholders is set forth below, followed by information concerning directors in Class III and Class I. Unless otherwise directed, proxies will be voted FOR the nominees listed below. If any one or more of the nominees is unable to serve for any reason or withdraws from nomination, proxies will be voted for the substitute nominee or nominees, if any, proposed by the Board of Directors. The Board has no knowledge that any nominee will or may be unable to serve or will or may withdraw from nomination. All of the nominees are presently serving as directors of the Company.

NOMINEES FOR ELECTION TO TERMS ENDING AT THE 2001 ANNUAL MEETING OF STOCKHOLDERS

    W.W. Boisture, Jr., age 53, has served as Executive Vice President of the Company since February 1994 and as a director since February 1995 and is a member of the Company's Management Committee. Mr. Boisture has principal responsibility for the Company's sales, marketing and aircraft services activities. He is also President and Chief Operating Officer of the Company's sales and marketing subsidiary, Gulfstream Aircraft Incorporated. Prior to joining the Company, he was President and Chief Executive Officer of British Aerospace Corporate Jets from October 1992 through 1993 where he was responsible for the "Hawker" business jet product line and its worldwide marketing, sales and support organization. From early 1990 to 1992, Mr. Boisture was Chairman, President and Chief Executive Officer of Butler Aviation, a nationwide aviation services company.

    Sandra J. Horbach, age 37, has been a director of the Company since September 1994. She has been a general partner of FLC Partnership, L.P. since January 1993. She joined Forstmann Little & Co. in August 1987. She is also a director of Department 56, Inc.

    Henry A. Kissinger, age 74, has been a director of the Company since December 1997. Dr. Kissinger is Chairman of Kissinger Associates, Inc., an international consulting firm. He was United States Secretary of State from 1973 to 1977 and Assistant to the President for National Security Affairs from 1969 to 1975. Dr. Kissinger has been awarded the Nobel Peace Prize, the Presidential Medal of Freedom and the Medal of Liberty. Dr. Kissinger is also a director of Continental Grain Company, Revlon, Inc., Freeport & McMoran Copper and Gold, Inc. and Hollinger International Inc.

    Michael S. Ovitz, age 51, has been a director of the Company since March 1997. He is an independent businessman and investor. From October 1995 to December 1996, Mr. Ovitz was President of The Walt Disney Company. From 1975 to 1995, Mr. Ovitz served as chairman of Creative Artists Agency, which he co-founded.

    Allen E. Paulson, age 75, has been a director of the Company since March 1990. He served as Chairman, Chief Executive Officer and a director of Gulfstream Aerospace Corporation (a Georgia corporation and wholly owned indirect subsidiary of the Company) and its predecessors from 1978, when he purchased the corporate jet division of Grumman Aerospace and began Gulfstream American (a predecessor of the Company), until 1992. He also served as Chairman of the Company from March 1990 and Chief Executive Officer of the Company from January 1992 to August 1992. He is also a director of CardioDynamics International Corp. and Full House Resorts, Inc.

    Colin L. Powell, age 60, has been a director of the Company since May 1996. General Powell is Chairman of America's Promise--The Alliance for Youth. He served as the Chairman of the Joint Chiefs of Staff from October 1989 to September 1993, and as National Security Advisor from December 1987 to January 1989.

    George P. Shultz, age 77, has been a director of the Company since November 1991. Mr. Shultz served as the United States Secretary of State from July 1982 to January 1989 and is a Distinguished Fellow of the Hoover Institute. Mr. Shultz is also a director of AirTouch Communications, Inc. and Gilead Sciences, Inc.

DIRECTORS WHOSE TERMS END AT THE 1999 ANNUAL MEETING OF STOCKHOLDERS

    Robert Anderson, age 77, has been a director of the Company since March 1990. He has served as Chairman Emeritus of Rockwell Corporation since February 1990. Mr. Anderson is also a director of Optical Data Networks, Inc., the Timken Company, Aftermarket Technology Corp., and Motor Cargo Industries.

    Lynn Forester, age 43, has been a director of the Company since March 1997. She has been President and Chief Executive Officer of FirstMark Holdings, Inc., since 1984. From 1989 to December 1994, she was Chairman and Chief Executive Officer of TPI Communications International, Inc. She is a director of

General Instrument Corporation and Vice Chairman of the Corporate Commission on Educational Technology.

    Theodore J. Forstmann, age 58, has served as Chairman of the Board of the Company since November 1993 and is Chairman of the Company's Management Committee. Mr. Forstmann has been a general partner of FLC Partnership, L.P. since he co-founded Forstmann Little & Co. in 1978. He is also a director of General Instrument Corporation. Theodore J. Forstmann and Nicholas C. Forstmann are brothers.

    James T. Johnson, age 55, has served as President, Chief Operating Officer and a director of the Company since August 1997 and is a member of the Company's Management Committee. Mr. Johnson was President of GE Capital Aviation Services from 1993 to July 1997. He was Executive Vice President of United Technologies and President of the Large Commercial Engines Business of its Pratt & Whitney subsidiary in 1993. Prior to 1993, Mr. Johnson served in increasingly senior positions during a 28-year career at The Boeing Company, most recently as Vice President and General Manager of its Everett Division.

    Drew Lewis, age 66, has been a director of the Company since March 1990. He served as Chairman and Chief Executive Officer of Union Pacific Corporation from October 1987 to December 1996. He is also a director of Union Pacific Resources Group, Inc., American Express Company, Lucent Technologies, FPL Group, Inc., Gannett Co., Inc. and AmTec Communications.

    Mark H. McCormack, age 67, has been a director of the Company since May 1997. Mr. McCormack has served as President, Chief Executive Officer and a director of International Management Group since 1965. He also serves as a director of Fruit of the Loom, Inc. and Planet Hollywood International, Inc.

    Gerard R. Roche, age 66, has been a director of the Company since January 1993. Mr. Roche has been Chairman of Heidrick & Struggles, Inc. since 1981.

    Robert S. Strauss, age 79, has been a director of the Company since April 1993. Mr. Strauss is a founder of and partner in the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. ("Akin Gump") and served as U.S. Ambassador to the Soviet Union, and upon its dissolution, to the Russian Federation, from August 1991 to November 1992. In November 1992, Mr. Strauss returned to Akin Gump. Mr. Strauss is also a director of Archer-Daniels-Midland Co. and Hollinger International Inc.

DIRECTORS WHOSE TERMS END AT THE 2000 ANNUAL MEETING OF STOCKHOLDERS

    Charlotte L. Beers, age 62, has been a director of the Company since July 1993. She has been Chairman Emeritus of Ogilvy & Mather Worldwide, Inc. ("Ogilvy & Mather") since April 1997. She was Chairman of Ogilvy & Mather from April 1992 to April 1997 and Chief Executive Officer from April 1992 to September 1996.

    Thomas D. Bell, Jr., age 48, has been a director of the Company since April 1994. Mr. Bell has been President and Chief Executive Officer of Burson-Marsteller, a division of Young & Rubicam Inc., since May 1995. Mr. Bell was Vice Chairman of the Company from April 1994 to April 1995. From 1991 to 1994, Mr. Bell served as Vice Chairman and Chief Operating Officer of Burson-Marsteller. Mr. Bell is also a director of Lincoln National Corporation.

    Chris A. Davis, age 47, has served as Executive Vice President and Chief Financial Officer of the Company since July 1993, Secretary since August 1996 and a director since March 1997, and is a member of the Company's Management Committee. Ms. Davis is also President and Chief Operating Officer of the Company's financing subsidiary, Gulfstream Financial Services Corporation. Ms. Davis served in increasingly senior financial management positions at General Electric Company from 1978 to 1993, most recently as chief financial officer of its Electronic Systems Division. Ms. Davis is also a director of Wolverine Tube, Inc.

    Nicholas C. Forstmann, age 51, has been a director of the Company since March 1990. He has been a general partner of FLC Partnership, L.P. since he co-founded Forstmann Little & Co. in 1978. He is also a director of CommScope, Inc.

    Bryan T. Moss, age 58, has served as Vice Chairman and a director of the Company and Chief Executive Officer of the Company's sales and marketing subsidiary, Gulfstream Aircraft Incorporated, since March 1995 and is a member of the Company's Management Committee. Prior to joining the Company, he was President of Bombardier Business Aircraft Division where he was responsible for the Challenger and Global Express business jet programs from 1989 to March 1995.

    Roger S. Penske, age 61, has been a director of the Company since December 1993. Mr. Penske has been Chairman and a director of Penske Corporation since 1969 and Chairman, Chief Executive Officer and a director of Detroit Diesel Corporation since 1987. Mr. Penske is also a director of Penske Motorsports, Inc., Philip Morris Companies Inc. and General Electric Co.

    Donald H. Rumsfeld, age 65, has served as a director of the Company since April 1993. Mr. Rumsfeld has been in private business since August 1993. From October 1990 to August 1993, Mr. Rumsfeld served as Chairman and CEO of General Instrument Corporation. Previously, he had served as Chairman and CEO of G.D. Searle. Mr. Rumsfeld is currently Chairman of the Board of Directors of Gilead Sciences, Inc., and a member of the Boards of ABB AB, Kellogg Company, Sears Roebuck and Co., and Tribune Company. From 1962 to 1977, Mr. Rumsfeld served in a variety of U.S. Government posts, including U.S. Congressman, Ambassador to NATO, White House Chief of Staff and Secretary of Defense.

                    FURTHER INFORMATION CONCERNING THE BOARD
                          OF DIRECTORS AND COMMITTEES

    The Board of Directors of the Company directs the management of the business and affairs of the Company, as provided by Delaware law, and conducts its business through meetings of the Board and four standing committees: Executive, Audit, Compensation and Employee Benefit Plan. In addition, from time to time, special committees may be established under the direction of the Board when necessary to address specific issues. The Company has no nominating or similar committee.

COMMITTEES OF THE BOARD; BOARD MEETINGS

    The Board of Directors of the Company held six meetings in 1997. Each director attended 75% or more of the aggregate of (i) meetings of the Board held during the period for which he or she served as a director and (ii) meetings of all committees held during the period for which he or she served on those committees, except that Drew Lewis and George P. Shultz each attended 67% of such meetings.

    The EXECUTIVE COMMITTEE of the Board has the authority to exercise all powers and authority of the Board in the management of the business and affairs of the Company that may be lawfully delegated to it under Delaware law. The members of the Executive Committee are Theodore J. Forstmann, James T. Johnson, W.W. Boisture, Jr. and Sandra J. Horbach. The Executive Committee held two meetings in 1997.

    The AUDIT COMMITTEE's principal functions are to review the scope of the annual audit of the Company by its independent public accountants, review the annual financial statements of the Company and the related audit report of the Company as prepared by the independent public accountants, review management's selection of an independent public accounting firm each year and review audit and any non-audit fees paid to the Company's independent public accountants. The Company's Chief Financial Officer generally attends Audit Committee meetings and gives reports to and answers inquiries from the Audit Committee. The Audit Committee reports its findings and recommendations to the Board. The Audit Committee is composed of three non-employee directors: Robert Anderson, Roger S. Penske and Donald H. Rumsfeld. The Audit Committee held three meetings in 1997.

    The COMPENSATION COMMITTEE is responsible for developing and making recommendations to the Board of Directors with respect to the Company's compensation policies and also determines the cash portion of the Company's compensation program, including the cash compensation to be paid to the Company's executive officers. The members of the Compensation Committee are Sandra J. Horbach, Gerard R. Roche and Robert S. Strauss. The Compensation Committee held two meetings in 1997.

    The EMPLOYEE BENEFIT PLAN COMMITTEE is responsible for administering the Company's employee benefit plans, including the Amended and Restated 1990 Stock Option Plan. The Employee Benefit Plan Committee is composed of three non-employee directors: Nicholas C. Forstmann, Gerard R. Roche and Robert S. Strauss. The Employee Benefit Plan Committee held four meetings in 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee, comprised of Sandra J. Horbach, Gerard R. Roche and Robert S. Strauss, administers the cash portion of the Company's compensation program. The Employee Benefit Plan Committee, comprised of Nicholas
C. Forstmann, Gerard R. Roche and Robert S. Strauss, administers the Company's employee benefit plans. Sandra J. Horbach and Nicholas C. Forstmann are general partners of FLC Partnership, L.P. Robert S. Strauss is a member of an advisory committee to FLC Partnership, L.P.

    During 1997, Gulfstream purchased approximately $2.9 million in inventory items relating to lighting from Grimes Aerospace Corp., which was an affiliate of FLC Partnership, L.P. during a portion of 1997. From time to time the Company provides maintenance and support services, all on standard commercial terms, to FL Aviation Corp., an affiliate of FLC Partnership, L.P. that operates Gulfstream aircraft. For providing such services Gulfstream was paid approximately $0.1 million in 1997. In September 1996, the Company entered into an aircraft services agreement with FL Aviation Corp. with a term of approximately ten years, pursuant to which FL Aviation Corp. provides to Gulfstream aircraft operation, maintenance and administration services. During 1997, Gulfstream paid FL Aviation Corp. approximately $2.1 million for services under this agreement. Moran Printing, a company owned by relatives of Theodore
J. Forstmann and Nicholas C. Forstmann, has a three-year contract (which commenced in November 1995) to provide printing services on standard commercial terms to the Company. In 1997, the Company received services and paid approximately $1.8 million under that contract. The Company believes the terms of the transactions described in this paragraph are at least as favorable to the Company as those which could be obtained from an unrelated third party.

    Mr. Roche is a stockholder, employee, director and the Chairman of Heidrick & Struggles, Inc., a corporation engaged in the business of executive searches. In 1997, the Company paid Heidrick & Struggles, Inc. approximately $0.4 million in fees and expenses for executive search services.

DIRECTOR COMPENSATION

    Directors who are neither executive officers of the Company nor general partners in FLC Partnership, L.P. have been granted options to purchase Common Stock in connection with their election to the Board. During 1997, options were granted to newly elected non-executive directors as follows: Lynn Forester, 40,000 shares; Michael S. Ovitz, 40,000 shares; Mark H. McCormack, 40,000 shares; and Henry A. Kissinger, 140,000 shares. The exercise price for all of these options is equal to the fair market value at the date of grant. Directors do not receive any fees for serving on the Company's Board, but are reimbursed for their out-of-pocket expenses arising from attendance at meetings of the Board and Committees thereof.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

    The following table sets forth certain information known by the Company regarding the beneficial ownership of the Company's Common Stock, as of March 20, 1998, by each beneficial owner of more than five percent of the outstanding Common Stock, by each of the Company's directors, by each of the executives (and one former executive) named in the Summary Compensation Table and by all directors and executive officers of the Company as a group. Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them, except to the extent such power may be shared with a spouse.

                                                              NUMBER OF SHARES     PERCENTAGE
                                                                BENEFICIALLY           OF
NAME                                                              OWNED(1)          CLASS(2)
----------------------------------------------------------  --------------------  ------------
MBO-IV (3)................................................        19,467,013          26.8%
Gulfstream Partners (3)...................................         5,071,259           7.0
Gulfstream Partners II, L.P. (3)..........................         6,853,399           9.4
FMR Corp. (4).............................................         8,390,100          11.5
Wellington Management Company, LLP (5)....................         3,871,900           5.3
Robert Anderson...........................................            61,335           *
Charlotte L. Beers........................................            30,889           *
Thomas D. Bell, Jr........................................           123,555           *
W.W. Boisture, Jr.........................................           354,481           *
Fred A. Breidenbach.......................................           279,814           *
Chris A. Davis............................................           184,610           *
Lynn Forester.............................................            13,333           *
Nicholas C. Forstmann (3).................................        31,391,671          43.2
Theodore J. Forstmann (3).................................        31,766,671          43.5
Sandra J. Horbach (3).....................................         6,928,399           9.5
James T. Johnson..........................................           --                --
Henry A. Kissinger........................................           --                --
Drew Lewis (3)............................................            30,447           *
Mark H. McCormack.........................................            13,333           *
Bryan T. Moss.............................................           370,666           *
Michael S. Ovitz..........................................            13,333           *
Allen E. Paulson..........................................           --                --
Roger S. Penske...........................................            61,778           *
Colin L. Powell...........................................            37,500           *
Gerard Roche..............................................            30,889           *
Donald H. Rumsfeld(6).....................................            61,778           *
George P. Shultz..........................................            61,335           *
Robert S. Strauss.........................................            61,335           *
All directors and executive officers of the Company as a
  group (22 persons)(3)(7)................................        33,352,268          44.8

------------------------

* The percentage of shares of Common Stock beneficially owned does not exceed one percent of the outstanding shares of Common Stock.

(1) For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares of Common Stock which such person has the right to acquire within 60 days following March 20, 1998. For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named above, any shares which such person or persons has or have the right to acquire within 60 days following March 20, 1998 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2) Based on 72,667,265 shares outstanding at March 20, 1998.

(3) MBO-IV is Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-IV. The address of MBO-IV, Gulfstream Partners and Gulfstream Partners II, L.P., each a New York limited partnership, is c/o Forstmann Little & Co., 767 Fifth Avenue, New York, New York 10153. The general partner of MBO-IV is FLC Partnership, L.P., a limited partnership of which Theodore J. Forstmann, Nicholas C. Forstmann, Steven B. Klinsky, Sandra J. Horbach, Winston W. Hutchins and Thomas H. Lister are general partners. The general partner of Gulfstream Partners is FLC XXI Partnership, a general partnership of which Wm. Brian Little, Nicholas C. Forstmann, Steven B. Klinsky, Winston W. Hutchins, John A. Sprague, Wm. Brian Little IRA, Winston W. Hutchins IRA, John A. Sprague IRA and TJ/JA L.P., a Delaware limited partnership, are general partners. The general partner of TJ/JA L.P. is Theodore J. Forstmann. The general partner of Gulfstream Partners II, L.P. is FLC XXIV Partnership, a general partnership of which Theodore J. Forstmann, Nicholas C. Forstmann, Wm. Brian Little, John A. Sprague, Steven
    B. Klinsky, Sandra J. Horbach and Winston W. Hutchins are general partners. Accordingly, each of such individuals and partnerships may be deemed the beneficial owners of shares owned by MBO-IV, Gulfstream Partners and/or Gulfstream Partners II, L.P. in which such individual or partnership is a partner. For the purposes of this table, such beneficial ownership is included. Ms. Horbach and Mr. Lister do not have any voting or investment power with respect to, or any economic interest in, the shares of Common Stock held by MBO-IV, and accordingly, Ms. Horbach and Mr. Lister are not deemed to be the beneficial owner thereof. Drew Lewis and Roger S. Penske are limited partners in Gulfstream Partners. Roger S. Penske is a limited partner in Gulfstream Partners II, L.P. There are other limited partners in each of MBO-IV, Gulfstream Partners and Gulfstream Partners II, L.P., none of which is otherwise affiliated with the Company or FLC Partnership, L.P.

(4) Based on information contained in Schedule 13G, dated February 14, 1998, filed with the Securities and Exchange Commission by FMR Corp., Edward C. Johnson 3d, and Abigail P. Johnson. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109. Includes 7,805,400 shares beneficially owned by Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp. and a registered investment adviser, as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d, FMR Corp. and such investment companies each has sole power to dispose of the 7,805,400 shares owned by the investment companies. The investment companies' Board of Trustees have sole power to vote such shares. Includes 509,200 shares beneficially owned by Fidelity Management Trust Company, a wholly owned subsidiary of FMR Corp. and a bank, as a result of serving as investment manager of certain institutional accounts. Edward C. Johnson 3d and FMR Corp. each has sole power to dispose of the 509,200 shares, sole power to vote 413,100 of such shares and no power to vote 96,100 of such shares. Includes 75,500 shares beneficially owned by Fidelity International Limited, which provides investment advisory and management services to non-U.S. investment companies. The Schedule 13G states that Edward C. Johnson 3d, Chairman of FMR Corp., Abigail P. Johnson, a director of FMR Corp., and members of the Johnson family may be deemed to be a controlling group with respect to FMR Corp. The Schedule 13G also states that FMR Corp. and Fidelity International Limited do not believe they are acting as a group.

(5) Based on information contained in Schedule 13G, dated January 20, 1998 and filed with the Securities and Exchange Commission by Wellington Management Company, LLP ("Wellington"). The address of Wellington is 75 State Street, Boston, Massachusetts 02109. Wellington, in its capacity as investment adviser, may be deemed to beneficially own the shares included in the table, which are held of record by clients of Wellington. Wellington shares power to dispose or to direct disposition of all the shares included in the table and shares power to vote or to direct the vote of 915,900 shares.

(6) Shares are beneficially owned by an irrevocable trust for the benefit of certain members of Mr. Rumsfeld's family. Mr. Rumsfeld disclaims beneficial ownership of such shares.

(7) Except as discussed in note 3 and except for Mr. Bell and Mr. Breidenbach, who own the number of shares of Common Stock listed next to their names in the table above, all shares beneficially owned by directors and executive officers are attributable to options exercisable currently or within 60 days of March 20, 1998. Not included in the table are shares of Common Stock issuable upon the exercise of options that are not exercisable within 60 days after March 20, 1998 in the following amounts: W.W. Boisture, Jr., 50,000 shares; Chris A. Davis, 62,500 shares; Lynn Forester, 26,667 shares; James T. Johnson, 1,000,000 shares; Henry A. Kissinger, 140,000 shares; Mark
    H. McCormack, 26,667 shares; Michael S. Ovitz, 26,667 shares; and Colin L. Powell, 18,750 shares.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires the Company's directors and executive officers and holders of more than 10% of the Company's outstanding Common Stock to file with the Securities and Exchange Commission reports of ownership and changes in ownership of Common Stock and other equity securities of the Company on Forms 3, 4 and 5. Based on written representations of reporting persons and a review of those reports, the Company believes that during the fiscal year ended December 31, 1997, all its officers and directors and holders of more than 10% of the Company's Common Stock complied with all applicable Section 16(a) filing requirements. In February 1998, Drew Lewis, Donald H. Rumsfeld, George P. Shultz and Robert S. Strauss each reported on Form 5 one transaction relating to the Company's initial public offering of Common Stock in October 1996 that was not included on a Form 4 for that month and also reported beneficial ownership of securities that were not included on their Form 3 filings. The Forms 5 indicate that they were filed as a precautionary measure. It is uncertain whether reporting of these securities and transactions is required by applicable Securities and Exchange Commission regulations.

                       COMPENSATION OF EXECUTIVE OFFICERS

EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION TABLE. The following table sets forth the compensation for 1997, 1996 and 1995 of each of the members of the Company's Management Committee (who constitute all of the Company's executive officers) and for one additional individual who would have otherwise been included but for the fact that he no longer served as an executive officer of the Company at December 31, 1997 (collectively, the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                                       NUMBER OF
                                                     ANNUAL COMPENSATION               SECURITIES
                                          ------------------------------------------   UNDERLYING
                                                                           OTHER         STOCK
NAME AND PRINCIPAL                                BASE                     ANNUAL        OPTION     ALL OTHER
  POSITION                                YEAR   SALARY      BONUS*     COMPENSATION     AWARDS     COMPENSATION
----------------------------------------  ----  --------    --------    ------------   ----------   ----------
Theodore J. Forstmann
  Chairman of the Board.................  1997     --          --           --             --          --
                                          1996     --          --           --            375,000      --
                                          1995     --          --           --             --          --
Bryan T. Moss
  Vice Chairman of the Board............  1997  $635,543(1) $200,000        --                         $3,000 (3)
                                          1996   875,361(1)  250,000        --             --           3,000 (3)
                                          1995   619,432(1)  638,100(2)     --            675,000     440,375 (4)
James T. Johnson(5)
  President and COO.....................  1997   201,928     130,219                    1,000,000   1,517,500 (6)

Chris A. Davis
  Executive Vice President
  and CFO...............................  1997   353,848     206,500        --             --           3,000 (3)
                                          1996   275,018     171,875        --             --           3,000 (3)
                                          1995   274,056     171,875        --            187,500       3,000 (3)
W.W. Boisture, Jr.
  Executive Vice President..............  1997   353,848     200,000        --             --           3,000 (3)
                                          1996   275,018     171,875        --             75,000       3,000 (3)
                                          1995   274,056     171,875        --            225,000       2,433 (3)
Fred A. Breidenbach(7)
  Former President and COO..............  1997   509,627     200,000        --             --          19,029 (9)
                                          1996   500,011     281,250     282,055(8)        --          19,224 (9)
                                          1995   500,011     312,500     236,521(8)        --          19,304 (9)

------------------------

* Bonuses were paid in February 1998 in respect of fiscal 1997, March 1997 in respect of fiscal 1996, and January 1996 in respect of fiscal 1995, under a Management Incentive Plan.

(1) Represents base salary, plus commissions paid for sales of aircraft.

(2) Includes a signing bonus of $325,600.

(3) Represents the Company's contribution to the 401(k) plan.

(4) Represents a nonrecurring payment in respect of the value of vested stock options with previous employer ($437,375) and the Company's contribution to the 401(k) plan ($3,000).

(5) Mr. Johnson joined the Company as President and Chief Operating Officer on August 4, 1997.

(6) Represents nonrecurring payments of $600,000 in 1997 and $917,500 in 1998 to compensate Mr. Johnson for the value of lost benefits with previous employer.

(7) Mr. Breidenbach resigned as President and Chief Operating Officer and as a director effective July 31, 1997. Salary and bonus were paid for full year 1997 by agreement.

(8) Represents tax gross-up relating to vesting of annuity contract purchased by the Company for Mr. Breidenbach in 1993.

(9) Represents the Company's contribution to an executive life insurance plan ($16,304 for 1995, $16,224 for 1996 and $16,029 for 1997) and the 401(k)
    plan ($3,000 for each of 1995, 1996 and 1997).

    STOCK OPTION GRANTS IN LAST FISCAL YEAR. The following table sets forth the stock option grants to each of the named executive officers for fiscal 1997.

            OPTION GRANTS IN THE FISCAL YEAR ENDED DECEMBER 31, 1997

                                           % OF TOTAL                                             POTENTIAL REALIZABLE VALUE
                             NUMBER OF       OPTIONS                                              AT ASSUMED ANNUAL RATES OF
                            SECURITIES     GRANTED TO     EXERCISE/   MARKET                     STOCK PRICE APPRECIATION FOR
                            UNDERLYING      EMPLOYEES       BASE     PRICE AT                           OPTION TERM(1)
                              OPTIONS       IN FISCAL       PRICE      GRANT    EXPIRATION   -------------------------------------
NAME                        GRANTED(#)        YEAR         ($/SH)     ($/SH)       DATE         0%           5%           10%
--------------------------  -----------  ---------------  ---------  ---------  -----------  ---------  ------------  ------------
Theodore J. Forstmann.....      --             --            --         --          --          --           --            --
Bryan T. Moss.............      --             --            --         --          --          --           --            --
James T. Johnson..........     800,000(2)           61%   $ 26.9375  $ 26.9375    8/4/07        --      $ 13,552,679  $ 34,345,150
                               200,000(3)           15%   $ 26.9375  $   28.75   11/24/07    $ 362,500     3,978,644     9,526,519
Chris A. Davis............      --             --            --         --          --          --           --            --
W. W. Boisture, Jr........      --             --            --         --          --          --           --            --
Fred A. Breidenbach.......      --             --            --         --          --          --           --            --

------------------------

(1) Sets forth potential option gains based on assumed annualized rates of stock price appreciation from the market price at the date of grant at the percentages specified (compounded annually) over the full term of the grant with appreciation determined as of the expiration date. The 0%, 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission, and do not represent the Company's estimate or projection of future Common Stock prices.

(2) This grant was effective August 4, 1997. One third of the total number of options granted becomes exercisable on each of the first, second and third anniversaries of the effective date. Options with respect to 500,000 shares were granted pursuant to the Company's Amended and Restated 1990 Stock Option Plan (the "Option Plan"). Options with respect to 300,000 shares were granted outside the Option Plan but on the same terms as under the Option Plan.

(3) This grant was made on November 24, 1997. One third of the total number of options granted becomes exercisable on each of the first, second and third anniversaries of the date of grant. These options were granted outside the Option Plan but on the same terms as under the Option Plan.

    AGGREGATED OPTION EXERCISES AND VALUES. The following table sets forth stock option values as of December 31, 1997 for each of the named executive officers. None of the named executive officers exercised any stock options in 1997.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                   AND OPTION VALUES AS OF DECEMBER 31, 1997

                                                                       NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                                      UNDERLYING UNEXERCISED           IN-THE-MONEY
                                                                            OPTIONS AT                  OPTIONS AT
                                              SHARES                     FISCAL YEAR-END              FISCAL YEAR-END
                                            ACQUIRED ON    VALUE               (#)                        ($)(1)
                                             EXERCISE    REALIZED   --------------------------  ---------------------------
NAME                                            (#)         ($)     EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
------------------------------------------  -----------  ---------  -----------  -------------  ------------  -------------
Theodore J. Forstmann.....................      --          --         375,000        --        $  9,431,250       --
Bryan T. Moss.............................      --          --         201,916        168,750      5,078,187   $ 4,244,063
James T. Johnson..........................      --          --          --          1,000,000        --          2,312,500
Chris A. Davis............................      --          --         184,610         62,500      4,785,172     1,571,875
W.W. Boisture, Jr.........................      --          --         279,481        125,000      7,028,947     3,143,750
Fred A. Breidenbach.......................      --          --         514,814        --          13,455,539       --

------------------------

(1) Represents the positive spread between the respective exercise price of outstanding stock options and the closing price of $29.25 per share on December 31, 1997, as reported on the New York Stock Exchange Composite Tape.

    GULFSTREAM PENSION PLAN. The Gulfstream Aerospace Corporation Pension Plan (the "Pension Plan") was amended and restated effective January 1, 1989. The Pension Plan is a defined benefit plan maintained by Gulfstream Aerospace Corporation (a Georgia corporation and wholly owned indirect subsidiary of the Company) ("Gulfstream Georgia"), for the benefit of the employees of Gulfstream Georgia and certain of its affiliates that have adopted the Pension Plan (each, a "Participating Employer"). The Pension Plan covers full time employees who have attained age 21 and have completed at least one year of service. Pension costs are borne by the Participating Employer and determined from time to time on an actuarial basis, with contributions made accordingly.

    Participants' benefit accruals under the Pension Plan are based on their gross amount of earnings, but exclude items such as overtime pay, bonuses and commissions. Generally, a participant's accrued annual retirement benefit, assuming retirement at or after age 65 and a minimum of five years of service, is equal to the total of the benefit accrued for each year of benefit service, which for each of the named executive officers will be determined for each such year under the following benefit formula: the sum of (x) 2.65% of the first $17,000 of the participant's wage base earnings as adjusted by the rate used to increase the taxable wage base for old age, survivors and disability insurance (currently at $21,000 for such year and (y) 3% of the participant's earnings in excess of such adjusted wage base earnings. Payments made under the Pension Plan are not subject to any deduction for Social Security or other offset amounts. Participants who have attained age 60 with at least five years of service or age 50 with at least 20 years of service may retire early with an actuarially reduced retirement benefit. No benefits are payable under the Pension Plan with respect to a participant who dies prior to commencement of his or her benefits thereunder subject to certain specified exceptions. Benefits are paid, absent a contrary election, in the form of a single life annuity or qualified joint and survivor annuity depending on the marital status of the participant. Participants vest 100% in their accrued benefits after five years of service. Each participant in the Pension Plan is subject to the maximum benefit limitations provided for under the Internal Revenue Code of 1986, as amended, and pursuant to the Pension Plan.

    As of December 31, 1997, the estimated annual benefits payable upon retirement for W.W. Boisture, Jr., Chris A. Davis, James T. Johnson and Bryan T. Moss are $70,264, $101,390, $47,230, and $43,106, respectively, assuming retirement at age 65 and the retiree's lifetime annuity payout option without available modifications. Mr. Breidenbach has no vested pension benefits.

                  COMMITTEE REPORTS ON EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

    The Compensation Committee is composed solely of non-employee directors. The Committee is responsible for developing and making recommendations to the Board of Directors with respect to the Company's compensation policies and also determines the cash portion of the compensation to be paid to the executive officers of the Company. The objectives of the Committee in determining the amount and type of compensation for each executive officer are to (i) provide a level of base compensation that would allow the Company to attract, retain and reward superior talent, (ii) link the executive officers' interest with the success of the Company through the payment of a bonus based on the Company's performance and (iii) provide the executive officers with an opportunity to build a significant ownership interest in the Company through participation in a stock option plan and thereby align the executive officers' interests with those of the stockholders. The Committee addresses the mix of compensation forms (salary, bonus, stock options) to foster long-term management motivation and stability.

    The Committee believes that the Company's recent success has been attributable in large measure to the performance and leadership of senior management. The Company and the Committee believe that compensation that links executive performance to the Company's success (such as bonus programs and stock options) is the most effective means of compensating its executive officers.

    The Company does not have a chief executive officer, but has a five-person Management Committee chaired by Mr. Theodore J. Forstmann, who receives no cash compensation for his services to the Company, and including W.W. Boisture, Jr., Chris A. Davis, James T. Johnson and Bryan T. Moss. No executive officer has an employment agreement with the Company or any of its subsidiaries.

    BASE SALARY. The Committee's policy as to base salaries is subjective, and not dependent upon the application of a specific formula. The Committee periodically reviews the base salary of executive officers and takes action from time to time based on a subjective assessment of individual performance, the nature of the executive's responsibilities, and the executive's contribution to the Company, as well as competitive conditions and the nature and extent of the executive's other forms of compensation.

    BONUSES. The Company has adopted a Management Incentive Plan to reward certain members of management, including the executive officers, and key individuals by comparing Company, functional and personal performance against annual goals and objectives. At the beginning of the year, operating and financial goals are established for the Company and for each participant. If the goals are attained, each executive officer participant is paid a bonus targeted at 50% of base compensation. If the corporate goals are exceeded and functional/personal goals are also attained, the payment can be increased to a maximum of 62.5% at the discretion of the Committee. If the corporate goals are not satisfied, the payment to each executive officer participant is proportionately reduced below 50% at the discretion of the Committee. For 1997, the Company met its operating and financial goals.

    Mr. Bryan T. Moss also participates in an annual Sales Commission Plan, under which he earned $178,800 with respect to 1997 sales.

    Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that compensation in excess of $1,000,000 paid to the chief executive officer or any of the other four most highly paid executive officers of a company will not be deductible unless the compensation is paid pursuant to one of the exceptions under Section 162(m). The Company's policy is to design and administer compensation plans that support the achievement of long-term strategic objectives and enhance shareholder value. When consistent with this compensation philosophy, the Committee will also attempt to structure compensation programs that are tax-deductible by the Company. Compensation attributable to stock options granted pursuant to the Company's Amended and Restated 1990 Stock Option Plan is intended to qualify under the performance-based compensation exception under Section 162(m). Options granted outside the plan will not qualify for the performance-based compensation exception under Section 162(m).

COMPENSATION COMMITTEE

    Sandra J. Horbach, Gerard R. Roche and Robert S. Strauss

REPORT OF THE EMPLOYEE BENEFIT PLAN COMMITTEE

    The Employee Benefit Plan Committee is composed solely of non-employee directors. The Committee is responsible for administering the Company's employee benefit plans. The Company's philosophy is that stock options are a particularly important part of compensation that inherently correlates long-term individual motivation and reward to Company performance. To encourage key employees to remain in the employ of the Company, options generally vest and become exercisable over a three or four year period.

    The Committee's approach is subjective. The Committee does not use specific criteria or formulae to calculate the aggregate number of options granted or the grants to each individual. As part of its general discussion, the Committee considers the past and potential contribution to the Company of its executive officers, the amount of options awarded in prior years, the option grants awarded by other aerospace companies as disclosed in publicly available materials, the recent financial performance of the Company and the Company's long-term compensation goals. Options to purchase an aggregate of 1,566,000 shares of Common Stock were granted in 1997.

EMPLOYEE BENEFIT PLAN COMMITTEE

    Nicholas C. Forstmann, Gerard R. Roche and Robert S. Strauss

PERFORMANCE GRAPH

    The following graph compares the cumulative total return of $100 invested on October 10, 1996, in each of the Common Stock of the Company, Standard & Poor's 500 Index and Standard & Poor's Aerospace / Defense Index. The returns of the Standard and Poor's indices are calculated assuming reinvestment of dividends. The Company has not paid any dividends. The graph covers a period commencing October 10, 1996, when the Company's Common Stock was first publicly traded, through December 31, 1997. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
                       GULFSTREAM AEROSPACE CORPORATION,
                 S&P 500 INDEX AND S&P AEROSPACE/DEFENSE INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           10/10/96   12/31/96   12/31/97
GAC              100     100.52     121.88
ADI              100     107.46     109.15
S&P 500          100     106.64     139.71

GAC        =          GULFSTREAM AEROSPACE CORPORATION
ADI        =          STANDARD & POOR'S AEROSPACE / DEFENSE INDEX
S&P 500    =          STANDARD & POOR'S 500 INDEX

                                                                          10/10/96     12/31/96     12/31/97
                                                                         -----------  -----------  -----------
GAC....................................................................      100.00       100.52       121.88
ADI....................................................................      100.00       107.46       109.15
S&P 500................................................................      100.00       106.64       139.71

RELATED PARTY TRANSACTIONS

    In August 1996, the Company entered into agreements with Mr. Theodore J. Forstmann pursuant to which the Company will provide Mr. Forstmann with the use of a Gulfstream V for a period of ten years. Until this Gulfstream V becomes available, the Company has made and will make available to Mr. Forstmann a Gulfstream IV, which the Company received through an assumption of a lease from an affiliate of FLC Partnership, L.P. In January 1997, the Company exercised its early buy-out option under the lease and purchased the aircraft from the lessor, an international financial institution. Mr. Forstmann has agreed to pay the Company up to $1.0 million annually (and paid $0.8 million in 1997) for non-Company use of the aircraft. If Mr. Forstmann is no longer serving as a director or official of the Company, he has agreed to reimburse the Company $1,800 per hour for all use of the aircraft, or other such rate required so as to not exceed Federal Aviation Administration ("FAA") regulatory limitations.

    Thomas D. Bell, a director and former Vice Chairman of the Company, is President and Chief Executive Officer of Burson-Marsteller, an advertising and public relations services firm. Gulfstream paid to Burson-Marsteller approximately $0.4 million in 1997 for advertising and public relations services and has engaged Burson-Marsteller to provide additional services in 1998. The Company believes the terms of these transactions are at least as favorable to the Company as those which could have been obtained from an unrelated third party.

    In June 1997, the Company and Allen E. Paulson, a director and Chairman Emeritus of the Company, entered into an agreement pursuant to which the Company will sell to Mr. Paulson a Gulfstream V previously utilized by the Company as a flight test aircraft, for a purchase price equal to the estimated fair market value of the aircraft. Outfitted delivery is scheduled on or about September 30, 1998. A portion of the purchase price equal to $12 million will be paid over a period of four years and is secured by a letter of credit. In August 1997, the Company purchased a Gulfstream IV then owned by Mr. Paulson, for a purchase price equal to the estimated fair market value of the aircraft. The Company believes that the purchase prices for the Gulfstream V and the Gulfstream IV are at least as favorable to the Company as could have been obtained from an unrelated third party.

    The Company and Mr. Paulson have also entered into a Marketing Services Agreement under which Mr. Paulson will provide services relating to marketing and new product development for a period of four years. Under this agreement, Mr. Paulson will receive commissions on sales of Gulfstream Vs for which he performs services and will receive fees in the event that certain product development activities result in commercially viable products. The Company and Mr. Paulson have also agreed that the Company may use the Gulfstream V purchased by Mr. Paulson for demonstration purposes for a fee in accordance with FAA regulations. The Company believes that the terms of these transactions are at least as favorable to the Company as those that could have been obtained from an unrelated third party.

    Penske Jet, Inc., an affiliate of Roger Penske, a director of the Company, operates a Gulfstream aircraft. Allen E. Paulson, a director of the Company, also operated a Gulfstream aircraft during 1997. As Gulfstream operators they from time to time purchase parts, maintenance and similar services from the Company in the ordinary course of business and on the same terms as an unrelated third party.

    Henry A. Kissinger, Drew Lewis, Colin L. Powell, Donald H. Rumsfeld, George
P. Shultz and Robert S. Strauss, directors of the Company, are members of an advisory committee to FLC Partnership, L.P.

    See also "Further Information Concerning the Board of Directors and Committees--Compensation Committee Interlocks and Insider Participation".

                            APPOINTMENT OF AUDITORS

    Upon recommendation of the Audit Committee, the Board of Directors has appointed Deloitte & Touche LLP, independent public accountants, to audit and report on the consolidated financial statements of the Company for the fiscal year ending December 31, 1998 and to perform such other services as may be required of them. Deloitte & Touche LLP has served as auditors for the Company since 1990. The Board of Directors has directed that management submit the appointment of independent auditors for ratification by the stockholders at the Annual Meeting. Representatives of Deloitte & Touche LLP are expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

    Proxies will be voted FOR ratification of the appointment of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending December 31, 1998, unless otherwise specified in the proxy. The Board of Directors recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as independent auditors.

                            EXPENSES OF SOLICITATION

    The cost of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mails, some of the officers, directors, and regular employees of the Company and its subsidiaries, none of whom will receive additional compensation therefor, may solicit proxies in person or by telephone or other means. As is customary, the Company will, upon request, reimburse brokerage firms, banks, trustees, nominees and other persons for their out-of-pocket expenses in forwarding proxy materials to their principals.

                       STOCKHOLDER PROPOSALS FOR THE 1998
                         ANNUAL MEETING OF STOCKHOLDERS

    Stockholders may present proposals which may be proper subjects for inclusion in the proxy statement and for consideration at an Annual Meeting. To be considered, proposals must be submitted on a timely basis. Proposals for the 1999 Annual Meeting must be received by the Company no later than December 1, 1998. Proposals, as well as any questions related thereto, should be submitted in writing to the Secretary of the Company. Proposals may be included in the proxy statement for the 1999 Annual Meeting if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

                                 OTHER MATTERS

    The Company knows of no other matter to be brought before the 1998 Annual Meeting. If any other matter requiring a vote of the stockholders should come before the meeting, it is the intention of the persons named in the proxy to vote with respect to any such matter in accordance with their best judgment.

    The Company will furnish, without charge, to each person whose proxy is being solicited, upon written request, a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as filed with the Securities and Exchange Commission (excluding exhibits). Copies of any exhibits thereto also will be furnished upon the payment of a reasonable duplicating charge. Requests in writing for copies of any such materials should be directed to Gulfstream Aerospace Corporation, 500 Gulfstream Road, Savannah, Georgia 31408, Attention:
Secretary.

                                          By order of the Board of Directors,

                                                 [SIGNATURE]

                                          Chris A. Davis
                                          Secretary

Savannah, Georgia
March 25, 1998

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                        GULFSTREAM AEROSPACE CORPORATION
                     PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                 MAY 14, 1998

   THIS PROXY IS SOLICITED ON BEHALF OF GULFSTREAM AEROSPACE CORPORATION'S
                              BOARD OF DIRECTORS.

      The undersigned hereby appoints Chris A. Davis and James T. Johnson and each of them, Proxies for the undersigned, with full power of substitution, to represent and to vote all shares of Gulfstream Aerospace Corporation Common Stock which the undersigned may be entitled to vote at the 1998 Annual Meeting of Stockholders of Gulfstream Aerospace Corporation to be held in New York, New York on Thursday, May 14, 1998 at 9:30 a.m., or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment thereof.

      PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE ON ANY ITEM. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, PLEASE SIGN THE REVERSE SIDE; NO BOXES NEED TO BE CHECKED. IF THIS PROXY IS SIGNED BUT NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR LISTED IN ITEM 1 AND FOR ITEM 2. IN THEIR
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DISCRETION, THE APPOINTED PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER
BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

---------------------------------------------------
COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENTS IN
THE SPACE BELOW AND ADDRESS CHANGES ON REVERSE SIDE


                                     (Continued and to be signed on other side.)

                                                          ----------------
                                                          SEE REVERSE SIDE
                                                          ----------------

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                                                                                                               Please mark
                                                                                                               your votes as   /X/
                       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.                             indicated in
                                                                                                               this example
                                        FOR ALL   WITHHOLD AUTHORITY TO   To withhold authority to vote for any individual
ITEM 1. ELECTION OF DIRECTORS           NOMINEES  VOTE FOR ALL NOMINEES   nominee(s), write the nominee(s) on the line provided:
Nominees:
W.W. Boisture, Jr.    Allen E. Paulson     / /             / /            ------------------------------------------------------
Sandra J. Horbach     Colin L. Powell
Henry A. Kissinger    George P. Shultz
Michael S. Ovitz
                                                                          I PLAN TO ATTEND MEETING.                  / /

                                           FOR   AGAINST   ABSTAIN        ADDRESS CHANGE
ITEM 2. APPROVAL OF AUDITORS               / /     / /       / /          Please mark this box if you have made an   / /
                                                                          address change.


                                                                          RECEIPT IS HEREBY ACKNOWLEDGED OF THE GULFSTREAM
                                                                          AEROSPACE CORPORATION NOTICE OF MEETING AND PROXY
                                                                          STATEMENT.

                                                                          PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE
                                                                          ENCLOSED ENVELOPE


                                                                          Dated:_____________________________________________, 1998

                                                                          _________________________________________________________
                                                                          Signature

                                                                          _________________________________________________________
                                                                          Signature

                                                                    Note: Please sign exactly as name appears hereon. Joint
                                                                          owners should each sign. When signing as an attorney,
                                                                          executor, administrator, trustee, or guardian, please
                                                                          give full title as such. Corporate and partnership
                                                                          proxies should be signed by an authorized person
                                                                          indicating the person's title.
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